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                                  AMENDMENT TO
                                    AGREEMENT

     This amendment (the "AMENDMENT") to the Retail Fund Participation Agreement dated July 1, 2004, between Columbia Management Investment Distributors, Inc. (as successor to Columbia Funds Distributor, Inc.) (the "Underwriter") and HARTFORD LIFE INSURANCE COMPANY (the "Company") (the "Agreement"), is entered into this 30 day of Dec 2013. Capitalized terms used herein and not otherwise defined shall have the same meaning as in the Agreement.

                                    RECITALS

     WHEREAS, certain features for Class A, R3, R4, R5, Y and Z shares of the Columbia Funds (the "Funds") changed in the fourth quarter of 2012 and the first quarter of 2013, including certain changes to Fund share class names, fee structures, and eligibility requirements; the reopening of certain Fund share classes; and the partial closing of certain Fund share classes;

     WHEREAS, among other changes, then-existing Class R4 shares were re-named Class K shares on or about October 25, 2012;

     WHEREAS, among other changes, then-existing Class R3 shares were re-named Class R4 shares on or about October 31, 2012 and are no longer subject to a 0.25% distribution fee or 0.25% plan administration fee effective November 1, 2012;

     WHEREAS, all changes to Fund share class features, including those features specifically referenced in these Recitals, were effective on the dates specified in each applicable Prospectus, as supplemented;

     WHEREAS, pursuant to a certain Reinsurance Agreement dated January 1, 2013 between the Company and Massachusetts Mutual Life Insurance Company ("MassMutual"), the Company ceded to MassMutual, and MassMutual agreed to assume, certain liabilities in respect of the Contracts, and in connection therewith, pursuant to an Administrative Services Agreement between the Company and MassMutual, also dated January 1, 2013, the Company appointed MassMutual as its exclusive agent and attorney-in-fact to perform certain of its obligations, and all necessary services in respect of the Contracts and the Separate Accounts, under the Agreement;

     WHEREAS, Underwriter and Company are parties to the Agreement and desire to amend the Agreement in the manner hereinafter set forth;

     NOW, THEREFORE, the parties agree as follows:

1. FEES. Effective as of November 1, 2012, Schedule B of the Agreement is revised in its entirety to read in the form attached hereto. Company acknowledges the anticipated name changes to Class R3 and R4 shares referenced in the Recital clauses. Company also acknowledges and agrees that Fees are payable only with respect to shares maintained in omnibus accounts and are subject to the eligibility requirements for each Fund share class.

Document Number: 327437

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2. AMENDMENT. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all of which taken together will constitute one and the same instrument.

     As modified herein, the Agreement is confirmed and shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date and year first above written.

     HARTFORD LIFE INSURANCE COMPANY
     BY MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, ITS ADMINISTATOR


     By:  /s/ Eric Wietsma
          --------------------------------------
          Name: Eric Wietsma
          Title: Senior Vice President


     COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.


     By:  /s/ Robin G. Smith
          --------------------------------------
          Name:  Robin G. Smith
          Title: Vice President

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                                   SCHEDULE B

                                  COMPENSATION

     In consideration of the Administrative Services provided by Company pursuant to the Agreement to which this is attached, Underwriter shall pay Company an amount equal to 25 bps ON CLASS A, R, R4, AND Z SHARES, 10 bps ON CLASS K AND R5 SHARES AND 0 bps ON CLASS Y SHARES per annum of the average daily net asset value of Fund Shares held in the Accounts, each calendar quarter.

EXCEPTIONS:  10 bps ON ALL INDEX FUND SHARES, 0 bps ON ALL MONEY MARKET FUND
SHARES

In addition, with respect to CLASS K SHARES, Underwriter shall pay Company THE PLAN ADMINISTRATION FEE COLLECTED FROM THE FUNDS IN AN AMOUNT EQUAL TO 25 bps PER ANNUM OF THE AVERAGE DAILY NET ASSET VALUE OF CLASS K SHARES.

     Company shall calculate this payment at the end of each calendar quarter and shall forward an invoice in a mutually agreeable electronic format to Underwriter or its designee, along with such other supporting data as may be reasonably requested by Underwriter. Such invoice, at a minimum, shall designate the Funds in which assets are invested and shall identify: (1) the Account number(s) for each Plan, if applicable, (2) the average daily net asset value of Fund shares held in the Account(s) on which the fee is paid and (3) the amount of such fee. Underwriter shall make such payment to Company via check within thirty (30) days after receipt of the invoice.